Exhibit 2.1.


                     Purchase and Sale Agreement

                          of a Legal Entity

                	       between

                     Sartid a.d. in bankruptcy

                                 and

                       U. S. Steel Balkan d.o.o.






                         TABLE OF CONTENTS

 1     DEFINITIONS                                      3
 2     AGREEMENT TO SELL AND CONSIDERATION              5
 3     CONDITIONS                                       6
 4     COMPLETION                                       7
 5     REPRESENTATIONS AND WARRANTIES OF THE SELLER     8
 6     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  9
 7     UNDERTAKINGS OF THE PARTIES                      9
 8     MISCELLANEOUS                                    11
 SCHEDULE A-Representations and Warranties of the
            Seller                                      [Omitted]

 SCHEDULE B-Company's statutes and the extracts from
            the Company's Register                      [Omitted]

 SCHEDULE C-Bank Guarantee                              [Omitted]

           Purchase and Sale Agreement of a Legal Entity


This agreement ("the Agreement") is made on 2003 ("the Effective Date") between:

(1)  Sartid  a.d.  in bankruptcy (as defined below) ("the  Seller")
     duly represented by the Bankruptcy Administrator, Branislav Ignjatovic appointed by Court Order No. II-ST-7035/2002 dated 30th July 2002 issued by the Commercial Court in Belgrade and authorised
     to sign this Agreement based on Court Decision No.        dated
               issued by the Commercial Court in Belgrade and by Approval of the Creditor's Committee dated
                    2003; and

(2) U. S. Steel Balkan d.o.o. ("the Purchaser") a company organised and existing under the Law of Serbia, under registration number 1-89302-00, with its registered office located at Bulevar Mihajla Pupina 165A, 11070 Novi Beograd, Serbia, by and through Thomas Kelly, its General Director.
     (The Seller and the Purchaser are at times referred to collectively as the "Parties" and/or as a "Party".)


NOW, THEREFORE, it is agreed as follows:


1   DEFINITIONS

    In this Agreement, unless the context otherwise requires:

    "Affiliates" means in respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.

    "Assets" means all of the assets of the Company, including but not limited to, Current Assets, Land, Property, Rights, Securities, Intellectual Property Rights, Information Technology and Equipment Machinery and Plant, (including, but not limited to, those set out in a separate inventory executed simultaneously with this Agreement by the Parties), exclusive of any interest, right or shares whatsoever in any Affiliate.

    "Bankruptcy Act" means "The Act on Compulsory Composition with Creditors, Bankruptcy and Liquidation" of the Federal Republic of Yugoslavia, which was published in the Official Gazette thereof No 84/89 as amended by Nos. 37/93 and 28/96.

    "Business" means the business carried on by the Company at the Property and elsewhere.

    "Business Day" means any day (except a Saturday or Sunday) on which banks are open for business in the Republic of Serbia and in the United States of America.

    "Company" means the legal entity which comprises Sartid a.d. in bankruptcy, exclusive of any interest, right or shares whatsoever in any Affiliate.

    "Completion Date" means the date on which Completion will occur pursuant to Article 4 of this Agreement.

    "Contract" means any mutual obligations and rights based on the consent of the parties thereto.

    "Current Assets" means accounts receivables, including accounts receivables from any Affiliate of Sartid a.d. in bankruptcy, inventories of any nature and other current assets excluding cash.

    "Encumbrance" means any debt, claim, liability, charge, mortgage, pledge, security, lien, option, equity, power of sale, hypothecation or third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind.

    "Equipment,   Machinery  and  Plant"  means   that   equipment,
    machinery and plant of the Company.

    "Force Majeure" means an unforeseen and unavoidable event arising after Completion which is beyond the reasonable control of either Party and which prevents execution of, or significantly impedes or hinders, either Party's obligations under this Agreement; such events include, but are not limited to, war, riots, civil disorder, earthquake, fire, storm, flood, shortage of supplies, other similar natural calamities, any prohibition or impediment introduced by Law or Legal Requirements which shall be deemed to be acts or omissions of any Governmental Authority and strikes. Force Majeure shall not include any event, which is caused by the negligence or intentional action of either Party or any of its Affiliates or any of their subcontractors, agents or employees.

    "Governing Law" means the Law of the Republic of Serbia.

    "Governmental Approvals" means all approvals, consents, permits and licences required to be obtained from Governmental Authorities for the consummation of the transactions contemplated hereunder.

    "Governmental Authorisation" means any approval, consent, licence, permit, waiver, or other authorisation issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

    "Governmental Authority" means any domestic or foreign court or other judicial authority or any domestic or foreign governmental, administrative or regulatory body, department, agency, commission, authority or instrumentality.

    "Information Technology" means all computer systems, communication systems, computer and communications software and hardware and licenses for the use thereof, whether owned by or leased to the Company.

    "Intellectual Property Rights" means trade marks, service marks, trade names, domain names, logos, patents, inventions, registered and unregistered design rights, copyrights, database rights and all similar rights in any part of the work of the Company, including know-how (confidential, industrial and commercial information and techniques).

    "Land" means any land owned, leased or used by the Company.

    "Law" means any applicable law, rule or regulation of any Governmental Authority.

    "Legal Requirement" means any and all liabilities incurred as a result of the application of Law.

    "Order" means any award, decision, injunction, judgement, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

    "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation, labour union, or other entity or any Governmental Authority.

    "Property" means that moveable and immoveable property, including Land, of the Company.

    "Rights" shall mean any rights arising from rights of way or use, leases, licences, concessions, or approvals, permits, authorisations issued to the Company together with the right to apply for such.

    "Sartid a.d. in bankruptcy" means Concern of Ferrous Metallurgy Sartid Joint Stock Company for Iron and Steel Production, with offices located at 12 Goranska Street, Smederevo 11300 Serbia registered in the Commercial Court in Pozarevac under number 1-630-00, and for the avoidance of doubt including any interest, right or shares whatsoever in any Affiliate.

    "Securities" shall mean any security held by the Company in respect of any other entity or non-company asset.

    "Subsidiary" means any legal entity wherever situated in which a company has a majority interest or in which it may exercise control.

    "Warranties" means the warranties and representations as set out in Clause 5 (Representations and Warranties of the Seller) and Clause 6 (Representation and Warranties of the Purchaser) and "Warranty" means any of them.


2   AGREEMENT TO SELL AND CONSIDERATION


2.1 Sale and Purchase of the Company
    Subject to the terms and conditions of this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase the Company, by direct agreement, free and clear of any and all Encumbrances.


2.2 Consideration
    The cash consideration for the purchase of the Company shall be a Yugoslav Dinar cash sum that is the counter value of United States Dollars (USD) 21,300,000 in words (U.S. Dollars twenty one million three hundred thousand) based on the exchange rate of the National Bank of Serbia on the date of payment by the Purchaser as referred to in Clause 4.2.5 below (the "Purchase Price").

    The Purchaser's only other financial obligation in relation to the transaction contemplated by this Agreement (a purchase of ownership of shares or interest in the

    Company) will be to pay a tax on the Purchase Price, to the Republic of Serbia,in accordance with the Law on the Completion Date.


3    CONDITIONS


3.1 Conditions Precedent
    The agreement to sell and purchase the Company contained in Clause 2.1 (Sale and Purchase of the Company) is conditional upon the satisfaction of the following conditions precedent:

    Conditions Precedent of the Seller


     3.1.1 the obtainment by the Seller of all Governmental
           Authorisations necessary for the sale of the Company by the Seller and the acquisition of the Company by the Purchaser, with such authorisations remaining in full force and effect;

     3.1.2 the discharge, satisfaction and deletion by the Seller of all liabilities, mortgages, pledges and other such securities, in respect to the Company and its Assets, leaving the Company and its Assets free of all Encumbrances.

     3.1.3 the publication and finalisation in the Official Gazette of Serbia and Montenegro of a non-appealable Order validly issued by the competent bankruptcy panel of the Commercial Court of Belgrade pursuant to Articles 129 and 130 of the Bankruptcy Act, stating that all liabilities of the Company have been discharged and the bankruptcy proceedings relative to the Company have been terminated.

     3.1.4 the production by the Seller to the satisfaction of the Purchaser of all licences, approvals and permits to use necessary for the Purchaser to operate and conduct Business on, and relating to, the Assets.

     3.1.5 satisfaction for the Purchaser that through the transaction contemplated by this Agreement, it shall obtain all rights, title and interest in the Assets.

     Conditions Precedent of the Purchaser


     3.1.6 The Purchaser obtaining all necessary Governmental
           Approvals and Governmental Authorisations pursuant to anti-monopoly legislation requirements.

3.2  Responsibility for Satisfaction of Conditions Precedent

     3.2.1 The Seller shall ensure the satisfaction of the conditions set out in Clauses 3.1.1 to 3.1.5 inclusive.

     3.2.2 The Purchaser shall ensure the satisfaction of the condition set out in Clause 3.1.6.

     3.3 Satisfaction, Non-Satisfaction and/or Waiver of Conditions Precedent

     3.3.1 The Party, which is not responsible for satisfaction of any particular condition in Clause 3.1, may at any time waive, in whole or in part, the performance of any of such condition by notice in writing to the other Party.

     3.3.2 The Party responsible for satisfaction of the particular condition in Clause 3.1 (Conditions Precedent) shall give notice and any evidence satisfactory to the other Party of the satisfying of the relevant condition within two (2) Business Days of becoming aware of the same.

     3.3.3 The Parties shall evidence in writing their mutual acknowledgement of the satisfaction of the conditions set forth in Clause 3.1, and any permitted waiver of the same, immediately upon satisfaction of all such conditions and any permitted waiver of the same;

     3.3.4 If all the conditions in Clause 3.1.1 to 3.1.5 inclusive are not satisfied by the Seller or waived by the Purchaser by 30th June 2003, the Purchaser may, at any time thereafter, in its sole discretion, as the case may be, terminate this Agreement by written notice to the Seller and no Party shall have any claim against any other under it.

     3.3.5 If the condition in Clause 3.1.6 is not satisfied by the Purchaser or waived by the Seller by 30th June 2003, the Seller may, at any time thereafter, in its sole discretion, as the case may be, terminate this Agreement by written notice to the Purchaser and no Party shall have any claim against any other under it.

4    COMPLETION


4.1  Date and Place
     Completion of the transaction contemplated by this Agreement (the "Completion") shall occur, within 10 Business Days from the execution of the mutual acknowledgement referred to in Clause 3.3.3 above on a date mutually agreed between the Parties hereto.

4.2 Obligations at Completion and Transfer of Interest in the Company and Payment of the Purchase Price

     Completion shall occur in the manner and in the sequence set forth in this Clause 4.2. The Parties mutually agree that each completion obligation set forth in 4.2.1 through 4.2.6 below is dependent on the satisfactory and continued fulfilment of each of the preceding completion obligations.


     4.2.1 Each Party shall sign a written statement confirming that
           (i) each of its respective Warranties set forth in Clauses 5 or 6 remain complete and accurate as of the date of Completion and (ii) each of the Conditions
           Precedent set forth in Clause 3.1 are still satisfied as of the Completion Date.

     4.2.2 The Purchaser will deliver to the Seller a bank guarantee in the form as drafted in Schedule C hereto.

     4.2.3 The Bankruptcy Administrator shall deliver to the Purchaser all documents necessary for the Purchaser to reregister the Company in the name of the Purchaser with the Commercial Court of Pozarevac, under its existing registration number 1-630-00 and as the one hundred per cent (100%) owner of the Company.

     4.2.4 The Purchaser shall on the Completion Date make application to the Commercial Court of Pozarevac for the re-registration of the Company and issuance by that Court of a final decision that the Purchaser is registered as the 100% owner of the Company.

     4.2.5 The Purchaser will execute a payment instruction for immediate payment of the Purchase Price to the Seller upon the Purchaser obtaining a final decision of the Commercial Court of Pozarevac that the Purchaser is registered as the 100% owner of the Company and the Purchaser will present the proof of such payment instruction to the Seller. Upon presentment to the Seller of such proof of payment instruction, the bank guarantee delivered by the Purchaser pursuant to Clause
           4.2.2 above will immediately be revoked and of no further effect.

     4.2.6 Each Party mutually undertakes to the other Party to promptly take any and all actions as the other Party may reasonably request to timely complete the Completion obligations set forth in this Clause 4.2 including activities associated therewith.


5    REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.1 In consideration of the Purchaser agreeing to purchase the Company on the terms contained in this Agreement, the Seller hereby, in relation to the Company warrants and represents to the Purchaser in the terms set out in Schedule A


5.2  Seller's Authority

     5.2.1 This Agreement constitutes the legal, valid and binding obligation of the Seller, and accordingly the Purchaser can take all and any legal actions against the Seller, in accordance with its terms. The Seller has the legal right and full power and authority to execute and deliver this Agreement and any other documents to be executed by him pursuant to or in connection with this Agreement which when executed will constitute valid and binding obligations on the Seller, in accordance with their terms.

           The Seller shall use all reasonable efforts to procure the performance of all or any further actions required by this Agreement.

    5.2.2 The Seller is entitled to sell and transfer to the Purchaser ownership of the Company.

     5.2.3 The Seller warrants and represents to the Purchaser that pursuant to Article 130 of the Bankruptcy Act, that on the Completion Date, the bankruptcy proceedings shall be immediately terminated by effect of law against the Company, but will be continued against the bankruptcy estate relating to Sartid a.d., and the Purchaser shall have full right and authority to enforce its rights and obligations pursuant to this Agreement against the bankruptcy estate as if the bankruptcy estate were substituted for the Seller hereunder.

6    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


    The Purchaser represents and warrants to and for the benefit of the Seller as follows:

6.1  Organisation and Good Standing
     It is a Serbian company duly incorporated and validly existing under the Law of Serbia, capable of suing and being sued. It has delivered to the Seller complete and accurate copies of its organisational documents, as currently in effect.


6.2  Authority; No Conflict

     6.2.1 This Agreement constitutes the legal, valid and binding obligation of the Purchaser and that the Purchaser has all authorisations and legal capacity to conclude this Agreement.

     6.2.2 Neither the execution and delivery of, nor the performance by the Purchaser of its obligations under this Agreement will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions under this Agreement, nor will such action:

            (i) result in a breach of any provision of the organisational documents of the Purchaser;

           (ii) contravene any resolution adopted by the board of directors or the stockholders of the Purchaser;

          (iii) result in a breach of any Legal Requirement or Order to which the Purchaser is subject or by which it is bound;

           (iv) result in a breach of any Contract to which the Purchaser is a party or by which the Purchaser may be bound; or

            (v) require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to the Purchaser.


     6.2.3 No Order has been made, petition presented, resolution passed or meeting convened for the winding up of the Purchaser.

     6.2.4 The Purchaser has conducted its own independent review and analysis of the business, assets, financial condition and prospects of the Company and in entering into this Agreement has relied solely on its own investigations and analysis and the representations and warranties set forth in this Agreement.

7    UNDERTAKINGS OF THE PARTIES

7.1 The Parties shall refrain from any action, and notify each other immediately of any development, that may jeopardise or hinder the consummation of the transactions contemplated hereby.

7.2 The Parties shall extend their reasonable assistance to each other in respect of satisfaction of the conditions precedent set out in this Agreement.

7.3 The Seller and the Purchaser shall be obliged to provide each other with any and all information as permitted by Laws, necessary for the consummation of transactions contemplated hereby.

7.4 If after the signing of this Agreement and before the Completion Date any Party shall become aware of any event or matter or if any event or matter shall arise which results or may result in any of the Warranties being unfulfilled, untrue, misleading or incorrect in any material respect at the Completion Date, then that Party shall immediately notify the other Party in writing fully thereof prior to the Completion and the other Party (at their own cost) shall make any investigation concerning the event or matter which the first Party may require.

7.5 The Seller undertakes and guarantees to the Purchaser that after the signing of this Agreement and before the Completion Date the Seller will ensure the Company will carry out until the Completion Date its activities solely in the normal and usual course of business, with care and responsibly, so as to protect its relations and reputation vis-a-vis third parties, the public authorities and any other Persons maintaining business relations with it.

    Without limiting the general scope of the foregoing paragraph, there has not been and will not be, during the same period, save with the Parties prior written mutual consent:


    (i) any change in the Company's financial position, earnings, assets, liabilities, business, operations or budgets other than normal changes falling within the normal scope of business,

    (ii) any new liabilities originating from the period prior to the Effective Date,

   (iii) any purchase or sale of stock by the Company,

    (iv) any issue, division or pooling by the Company of shares or other investment securities, any granting of rights or options to buy or to subscribe for shares of the Company or that may grant the right to buy or subscribe for stock representing a share of the Company's capital,

    (v) any payment of dividends, prepaid dividends or other sums (in particular by capital reduction or redemption) and more generally any operation that may lead to the allocation of assets or earnings between the Company's shareholders,

    (vi) any loan granted or promised by the Company or any increase of its overall indebtedness by loans, credit facilities or otherwise,

   (vii) any security, guarantee or endorsement granted by the Company to third parties,

  (viii) any assumption by the Company of any obligation or liabilities other than normal obligations or liabilities assumed in the normal course of business,

    (ix) any expiry, termination, waiver or any amendment or breach of any Contract or other undertaking to which the Company is a party, other than in the normal course of business,

    (x) any sale, rental or any transfer by the Company of any Assets, except stocks in the normal course of business,

    (xi) any cancellation or waiver by the Company of one of its receivables or claims against third parties or Affiliates,

   (xii) any lien, pledge with or without dispossession, mortgage, easement, security, promise, security interest or other right or Encumbrance granted on an Asset of the Company;

  (xiii) any operation or undertaking which has been carried out or assumed outside the normal course of the Company's day-to-day business,

   (xiv) any undertaking relating to all or part of the items mentioned in (i) to (xiii) above or which could bring about the occurrence of one of these items,

    (xv) any element or fact that may harm the Company's reputation vis-a-vis its customers and suppliers, in particular,

   (xvi) any industrial disturbance, conflict, strike or similar event affecting the Company.


8    MISCELLANEOUS


8.1  Notices
     8.1.1 All notices, reports and other communications to be given hereunder by either Party shall be deemed to have been properly delivered if in writing and either hand delivered and received (or refused), sent by registered or certified mail (postage prepaid), sent by telefax, or sent by courier service, and addressed as follows:


              (i)  in the case of the Seller to:



 Address:   The Bankruptcy Administrator
            Sartid a.d. in bankruptcy
            27. marta 69
            11000 Beograd
            Serbia
 Fax:       +38-111-3376370

 Attention: Branislav Ignjatovic

              (ii) in the case of the Purchaser to:



 Address:   U. S. Steel Balkan d.o.o.
            Bulevar Mihajla Pupina 165A
            11070 Novi Beograd
            Serbia
 Fax:       +38-111-3110270

 Attention: Thomas Kelly


     8.1.2 From time to time during the term of this Agreement, each Party may change the individual designated to receive notice hereunder or change its notification address. In such event, notice shall be given to the other Party, in writing, of any such change, which notice shall be valid on receipt thereof.


8.2  Expenses and Costs
     Except as otherwise expressly agreed in writing between or among the Parties and/or their Affiliates each of the Parties will bear its respective expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement, including but not limited to all fees and expenses of agents, representatives, counsel, finders, investment bankers and accountants.


8.3  Cost of Dispute
     In the event of a dispute arising from or relating to the terms of this Agreement or the breach hereof, the Party prevailing in such dispute shall be entitled to recover from the other Party not prevailing, all expenses, including, without limitation, reasonable attorneys' fees and expenses and arbitral and court-related costs, incurred in ascertaining such Party's rights, and in preparing to enforce, and in enforcing, such Party's rights under this Agreement.


8.4  Waiver
     The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by a Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.


8.5  Invalidity; Severability
     If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable Law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected. In such event, the Parties shall use all reasonable efforts within a reasonable time to replace the provision held to be illegal, invalid or unenforceable with a provision towards the same purpose that shall be legal, valid and enforceable.

8.6  Assignment, Successors, and no Third-Party Rights

     8.6.1 No Party may assign any of its rights under this Agreement without the prior consent of the other
           Parties.

     8.6.2 This Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

     8.6.3 Except as provided in Clause 8.6.2, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; for the avoidance of doubt, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their authorised successors and permitted assigns.

8.7  Time of Essence
     Time shall be of the essence in this Agreement, both as regards to any dates, times and periods mentioned herein.


8.8  Governing Law and Dispute Resolution

     8.8.1 Governing Law
           This Agreement shall be governed by and construed in accordance with the Governing Law.


     8.8.2 Dispute Resolution
           The Commercial Court in Belgrade shall have exclusive jurisdiction to resolve any dispute arising under this Agreement.


8.9  Whole Agreement
     This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.


8.10 Variation
     No variation of this Agreement shall be effective unless previously mutually agreed to by the Parties and evidenced in writing.


8.11 Survival of rights, duties and obligations
     Termination of this Agreement for any cause shall not release a Party from any liability, which at the time of termination has already accrued to another Party.


8.12 Language

     8.12.1 This Agreement shall be executed in the Serbian and English language, but the Serbian version shall be the governing version between the Parties.

     8.12.2 This Agreement shall be executed in six (6) original copies (four copies in the Serbian language and two copies in the English language).

8.13 Further Assurances
     At any time after the date of this Agreement, each of the Parties agrees that it shall, and shall employ all reasonable efforts to procure that any necessary third party shall execute such documents and do such acts and things as the other Party may reasonably require for the purpose of enabling the other Party to exercise all rights pursuant to this Agreement.


8.14 Non-Performance
     Neither Party shall be liable for the non-performance, in whole or in part, of any obligation where such non-performance is attributable to an act or omission of the other Party.

8.15 Force Majeure
     Either Party may suspend the performance of any obligation under this Agreement during any period in which it is prevented from performing such obligation as a direct result of an event of Force Majeure. The time period for completing any such obligation shall be extended by the length of the period in which the event of Force Majeure rendering implementation of such obligation impossible persists.





IN WITNESS WHEREOF, each of the Parties by its duly authorised representative has caused this Agreement to be executed on the Effective Date:

THE SELLER                        THE PURCHASER
By:______________________         By:_____________________
Name: Branislav Ignjatovic        Name: Thomas Kelly
Title: Bankruptcy Administrator   Title: General Director


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